SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                _________________




                                    FORM 8-K




                                 CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported) November 13, 1996



                         COMPUTER SCIENCES CORPORATION
             (Exact name of Registrant as specified in its charter)



NEVADA                            1-4850                          95-2043126
(State or Other Jurisdiction      (Commission               (I.R.S. Employer
of Incorporation)                 File Number)           Identification No.)



2100 East Grand Avenue
El Segundo, California                                                 90245
(Address of Principal Executive Offices)                          (Zip Code)



Registrant's telephone number, including area code  (310) 615-0311



                                Not Applicable
          Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

         On November 13, 1996, CSC Enterprises, an affiliated partnership of the Registrant, completed a Rule 144A offering of $150,000,000 of its 6.50% Guaranteed Notes due November 15, 2001. In a press release dated November 14, 1996, the Registrant announced the completion of this offering. A copy of the press release is included as Exhibit 99.1 hereto.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         The exhibit listed below is filed as a part of this report:

         99.1  Press Release of the Registrant dated November 14, 1996








                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                                             COMPUTER SCIENCES CORPORATION


Dated: November 14, 1996                     By /s/ Denis M. Crane
                                                --------------------------
                                                Denis M. Crane
                                                Vice President and Controller
                                                Chief Accounting Officer

                                                                 EXHIBIT 99.1



Contact:  Bruce Plowman,                               FOR IMMEDIATE RELEASE
          Spencer Davis                                Moved On Business Wire
          310.615.0311                                 November 14, 1996


                      CSC COMPLETES RULE 144A DEBT OFFERING


     EL SEGUNDO, Calif., November 14 -- Computer Sciences Corporation (NYSE:CSC) today announced that CSC Enterprises, a partnership of which it owns 97.1 percent, yesterday completed a Rule 144A offering of $150 million of its 6.50 percent Guaranteed Notes due November 15, 2001. The Notes were priced at 99.915% of the principal amount, resulting in an effective yield of
6.52 percent.

     The Notes, which are unconditionally guaranteed by Computer Sciences Corporation, are rated A by Standard & Poor's and A+ Duff & Phelps. The net proceeds of approximately $148,680,000 were used by CSC Enterprises primarily to repay a portion of its outstanding commercial paper. The initial purchaser of the Notes was a group led by Merrill Lynch & Co. that included Goldman, Sachs & Co. and J.P. Morgan & Co.

     CSC had $5.2 billion of revenue for the 12 months ended September 27, 1996. Computer Sciences Corporation is headquartered in El Segundo, Calif., and has 40,000 employees in nearly 600 offices worldwide. CSC provides clients with a wide range of professional services including management consulting, business reengineering, information systems consulting and integration and outsourcing.